UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 24, 2009 (April 24, 2009)

Realogy Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Campus Drive Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

In anticipation of attendance by its senior management at certain industry events over the coming weeks, Realogy Corporation (the “Company” or “Realogy”) today announced that on a preliminary basis its results for the first quarter of 2009 were as follows:

•	Revenue for the first quarter 2009 was approximately $695 million;

•	Net loss for the first quarter 2009 was approximately $260 million;

•	EBITDA for the period was approximately negative $60 million which includes $40 million in restructuring and former parent legacy costs;

•

At March 31, 2009, the Company had borrowings under its $750 million revolving credit facility of $600 million (or $214 million, net of $386 million of available cash) and $128 million of outstanding letters of credit drawn against the facility;

•	At March 31, 2009, Realogy was in compliance with the senior secured leverage ratio under its senior secured credit facility;

•

Realogy’s year-over-year home sale transaction sides declined by 15% at the Realogy Franchise Group (“RFG”) and were down by 12% at NRT, the Company’s owned brokerage unit, compared to the first quarter of 2008; and

•	RFG’s average home sales price decreased 15% and NRT’s average home sale price declined 32% compared to the first quarter of 2008.

Exhibit 99.1, which is incorporated herein by reference, sets forth a definition of EBITDA as used herein and a reconciliation of the preliminary first quarter 2009 EBITDA to net loss.

The preliminary 2009 first quarter results have not yet been finalized by management and have not been reviewed by Realogy’s independent registered public accounting firm. When the Company’s actual 2009 first quarter results are finalized, they will be reviewed and will include any adjustments necessary, in the opinion of management, for a fair presentation of such information. Realogy’s actual first quarter 2009 results could vary materially from those included in this report.

Realogy expects to file its Form 10-Q for the three months ended March 31, 2009 on May 12, 2009 and hold an investor webcast that same day.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Preliminary First Quarter 2009 Results – Reconciliation of Net Loss to EBITDA

Forward-Looking Statements

This report contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation (“Realogy”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: the finalization of our financial results for the quarter ended March 31, 2009; our substantial debt leverage; constraints on sources of liquidity; our ability to comply with the affirmative and negative covenants contained in our debt agreements; continuing adverse developments in the residential real estate markets; continuing adverse developments in general business, economic and political conditions, including reduced availability of credit and the instability of financial markets in the U.S. and abroad, substantial volatility in the equity or bond markets, and changes in short-term or long-term interest rates, or any outbreak or escalation of hostilities on a national, regional or international basis; a continuing drop in consumer confidence and/or the impact of the ongoing recession and related high levels of unemployment in the U.S. and abroad; our failure to maintain or acquire franchisees and brands or the inability of franchisees to survive the current real estate downturn; and our inability to access capital and/or securitization markets.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALOGY CORPORATION

By:	/s/ Anthony E. Hull
Anthony E. Hull, Executive Vice President, Chief Financial Officer and Treasurer

Date: April 24, 2009

4